Exhibit D-1

REPUBLIC OF POLAND
MINISTRY OF FINANCE
Legal Department

November 16, 2022

I, Maciej Szmigiero, Director of the Legal Department of the Ministry of Finance of the Republic of Poland, have examined the Registration Statement under Schedule B, as amended (File No. 333-267287) filed with the United States Securities and Exchange Commission (the “Registration Statement”), the Base Prospectus dated October 21, 2022 (the “Base Prospectus”), the Prospectus Supplement dated November 8, 2022 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), the Fiscal Agency Agreement dated as of November 16, 2022 between the State Treasury and Citibank, N.A., as the fiscal agent (the “Fiscal Agency Agreement”) and the Underwriting Agreement dated November 8, 2022 (the “Underwriting Agreement”) by and among the State Treasury and BNP Paribas, Deutsche Bank Aktiengesellschaft, Goldman Sachs Bank Europe SE, Santander Investment Securities Inc. and Société Générale (collectively, the “Underwriters”), pursuant to which the State Treasury of the Republic of Poland, represented by the Minister of Finance (the “Republic”), has issued and offered for sale U.S.$1,500,000,000 aggregate principal amount of its 5.500% bonds due 2027 (the “2027 Bonds”) and U.S.$1,500,000,000 aggregate principal amount of its 5.750% bonds due 2032 (the “2032 Bonds” and, together with the 2027 Bonds, the “Securities”).

In rendering this legal opinion I have reviewed the following documents:

(a)	the Public Finance Law of August 27, 2009 (as amended);

(b)	the Budget Act for 2022 of December 17, 2021;

(c)	the Order of the Minister of Finance of December 15, 2010 on the conditions of issuing treasury bonds to be offered on foreign markets (as amended);

(d)	the Personal Income Tax Act of July 26, 1991 (as amended);

(e)	the Corporate Income Tax Act of February 15, 1992 (as amended);

(f)	the Letter of the Issue 138/2022; and

(g)	the Letter of the Issue 139/2022,

and such other laws as was deemed necessary for such purpose.

Having considered these documents and such other documents and matters as I deemed necessary, and having regard to the laws of the Republic of Poland to which this opinion is limited, I am of the opinion that the Securities have been duly authorized pursuant to the above legislation and duly executed and delivered by the Republic and that the Securities, when issued and authenticated pursuant to the Fiscal Agency Agreement and delivered to, and paid for by, the Underwriters in the manner contemplated by the Underwriting Agreement, will constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement and to the use of my name under the captions “Legal Matters” in the Prospectus Supplement and “Validity of the Securities” in the Registration Statement.  In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

/s/ Maciej Szmigiero
Director of the Legal Department of the Ministry of Finance